Exhibit 99.2

Q&A for Holders of Nabriva Therapeutics AG Common Shares and Nabriva Therapeutics AG ADSs

Q:                             What is the background of this transaction?

A:                             Recently, the Supervisory Board (the “Supervisory Board”) of Nabriva Therapeutics AG (“Nabriva AG”) and the Management Board (the “Management Board”) of Nabriva AG approved the relocation of the holding company of the Nabriva Group from Austria to Ireland (the “Redomicilation Transaction”) by way of an exchange of the common shares (“Nabriva AG Common Shares”) of Nabriva AG and American depositary shares of Nabriva AG (“Nabriva AG ADSs”) for ordinary shares (“Nabriva Ireland Shares”) in a newly incorporated Irish holding company, Nabriva Therapeutics plc (“Nabriva Ireland”).  Nabriva Ireland has invited each holder of Nabriva AG Common Shares to tender each Nabriva AG Common Share it holds in exchange for ten Nabriva Ireland Shares, and each holder of Nabriva AG ADSs to tender each Nabriva AG ADS it holds in exchange for one Nabriva Ireland Share (the “Exchange Offer”). Completion of the Exchange Offer is subject to at least 90% or more of the total issued share capital (including the Nabriva AG Common Shares represented by Nabriva AG ADSs) agreeing to tender their Nabriva AG Common Shares and/or Nabriva AG ADSs. Nabriva Ireland expects to list the Nabriva Ireland Shares on the NASDAQ Global Select Market.

Q:                             What is the purpose of conducting the Redomiciliation Transaction?

A:                             If the Redomiciliation Transaction is completed, Nabriva Ireland will become the new parent company of Nabriva AG, which is currently the ultimate parent company of the Nabriva Group, while Nabriva AG, the current ultimate parent company, will become Nabriva Ireland’s subsidiary. In making the decision to approve the Redomiciliation Transaction, the Supervisory Board and the Management Board of Nabriva AG identified several potential benefits of the Redomiciliation Transaction, including:

•                  The belief that a publicly-traded pharmaceutical company incorporated in Ireland and traded on the NASDAQ Global Select Market will be better positioned to attract a broader shareholder base;

•                  Listing directly on the NASDAQ Global Select Market is expected to increase the company’s attractiveness to a wider international investor base and improve liquidity for Nabriva Ireland’s shareholders;

•                  The greater flexibility afforded by Irish corporate law could be beneficial to Nabriva Ireland in raising capital; and

•                  Certain burdensome formalities imposed by Austrian corporate law are not applicable to Irish corporate law, which better aligns the administration of share capital and other corporate functions and corporate governance matters with the obligations of a NASDAQ-listed company.

Additional benefits identified by the Supervisory Board and the  Management Board are listed in the offer to exchange/prospectus dated May 23, 2017 (the “Offer to Exchange/Prospectus”) and the exchange offer document, dated May 23, 2017 (the “Exchange Offer Document”), which have been delivered to holders of Nabriva AG Common Shares and Nabriva AG ADSs on May 23, 2017.

Q:                             What will I receive for my Nabriva AG Common Shares or Nabriva AG ADSs?

A:                             For each Nabriva AG Common Share or Nabriva AG ADS validly and timely tendered in the Exchange Offer, holders of Nabriva AG Common Shares will receive ten Nabriva Ireland Shares, and holders of Nabriva AG ADSs will receive one Nabriva Ireland Share.

Q:                             Will I be able to maintain my investment in the Nabriva Group in the same proportion as prior to the Exchange Offer?

A:                             The exchange ratio (one Nabriva AG Common Share for ten Nabriva Ireland Shares and one Nabriva AG ADS for one Nabriva Ireland Share) is designed to allow the existing holders of Nabriva AG Common Shares and Nabriva AG ADSs to maintain their investment in the Nabriva Group in the same proportions as prior to the Exchange Offer.

Q:                             Will the Exchange Offer dilute my economic interest?

A:                             The Exchange Offer is not expected to dilute your economic interest. If the current holders of Nabriva AG Common Shares and the current holders of Nabriva AG ADSs participate fully in the Exchange Offer, and 100% of Nabriva AG Common Shares and Nabriva AG ADSs are tendered into the Exchange Offer, each holder of Nabriva AG Common Shares and Nabriva AG ADSs will hold the same proportion of Nabriva Ireland Shares as they currently do of Nabriva AG Common Shares and Nabriva AG ADSs on completion of the Exchange Offer and the related transactions.

Q:                             In the future, can my percentage ownership be diluted?

A:                             In the future, your percentage ownership in Nabriva Ireland may be diluted without the approval of Nabriva Ireland shareholders because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that Nabriva Ireland will be granting to directors, officers and employees of the Nabriva Group. Such awards will have a dilutive effect on Nabriva Ireland’s earnings per share, which could adversely affect the market price of Nabriva Ireland Shares.

In addition, Nabriva Ireland’s articles of association will authorize Nabriva Ireland to issue, without the approval of Nabriva Ireland’s shareholders, one or more classes or series of preferred shares having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Nabriva Ireland Shares respecting dividends and distributions, as the board of directors of Nabriva Ireland generally may determine. The potential effects of these rights are discussed further in the Offer to Exchange/Prospectus and the Exchange Offer Document.

Q:                             Will the Exchange Offer result in any changes to my rights as a shareholder?

A:                             Yes. The completion of the Exchange Offer will change the governing corporate law that applies to shareholders from Austrian law to Irish law. The legal system governing corporations organized under Irish law differs from the legal system governing corporations organized under Austrian law. As a result, Nabriva Ireland is unable to adopt governing documents that are identical to the governing documents for Nabriva AG; however, Nabriva Ireland believes that Irish law and that its proposed memorandum and articles of association adequately safeguard the rights of shareholders. The Exchange Offer Document and Offer to Exchange/Prospectus summarize the material differences between the governing documents for Nabriva AG and Nabriva Ireland, and the changes in your rights as a shareholder resulting from the Exchange Offer.

Q:                             Will the Exchange Offer have any tax consequences under Irish, Austrian or U.S. law?

A:                             No Irish tax will arise for holders of Nabriva AG Common Shares or Nabriva AG ADSs pursuant to the Exchange Offer, unless such holders are resident or ordinarily resident in Ireland or hold such shares in connection with a trade carried on in Ireland through an Irish branch or agency (any such shareholders should consult their own tax advisor as to the tax consequences of the Exchange Offer).

The exchange of Nabriva AG Common Shares and the exchange of Nabriva AG ADSs are considered taxable barters, and could lead to capital gains taxation in Austria.

From a U.S. perspective, the Exchange Offer is intended to qualify as a tax-free exchange.

The foregoing is a limited summary of the tax consequences of the Exchange Offer.  The tax consequences for holders of Nabriva AG Common Shares and Nabriva AG ADSs who tender into the Exchange Offer may be different than what is described above.  Such consequences are discussed in greater detail in the Offer to Exchange/Prospectus and the Exchange Offer Document.  You are strongly urged to read the discussion regarding tax consequences provided in such documents.

Q:                             What are the conditions to the completion of the Exchange Offer?

A:                             The Exchange Offer cannot be completed without satisfying certain conditions, the most important of which is that Nabriva AG Common Shares and Nabriva AG ADSs that have been validly tendered and not withdrawn from the Exchange Offer represent in aggregate 90% or more of the issued share capital of Nabriva AG (which includes Nabriva AG shares represented in ADS form) at the expiration of the Exchange Offer period. In addition, there are other conditions, such as NASDAQ authorization for the listing of all Nabriva Ireland Shares, the Nabriva Ireland Shares having been deemed eligible for deposit book-entry and clearance services by The Depository Trust Company (“DTC”) and its affiliates, and no court governmental, statutory, administrative, regulatory or other relevant authority or agency of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, injunction, restraint or prohibition restraining, enjoining or otherwise prohibiting consummation of the Exchange Offer or any of the other transactions contemplated by the Redomiciliation Transaction.

Q:                             Can I trade Nabriva AG ADSs between the date of this offer to exchange /prospectus and the completion of the Exchange Offer?

A:                             Yes. The Nabriva AG ADSs will continue to trade on the NASDAQ Global Select Market during this period.

Q:                             After the Exchange Offer is complete, where can I trade Nabriva Ireland Shares?

A:                             Nabriva Ireland intends to apply to list the Nabriva Ireland Shares on the NASDAQ Global Select Market under the symbol “NBRV.” Nabriva Ireland’s ordinary shares are not currently intended to be listed on the Irish Stock Exchange. Holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs that hold their ADSs in certificated or book entry form through the ADS Depositary and who tender into the Exchange Offer should be aware that they will not be permitted to trade their Nabriva Ireland Shares on NASDAQ unless such shares are held directly through DTC or other broker who themselves hold beneficial interests in the shares through DTC. Such holders’ ability to sell their shares and liquidate their investment in Nabriva Ireland Shares may be limited until such holders deposit their Nabriva Ireland Shares into DTC through a DTC participant.

Q:                             Who should I contact in order to exchange my Nabriva AG Common Shares and or/ Nabriva AG ADSs and receive the Nabriva Ireland Shares as a result of the Exchange Offer?

A:                             Nabriva Ireland  has appointed Computershare to act as the Exchange Agent (the “Exchange Agent”) and has appointed Georgeson LLC to act as the Information Agent (the “Information Agent”) in connection with the exchange of the Nabriva AG Common Shares and the Nabriva AG ADSs for Nabriva Ireland Shares. Banks, brokers and shareholders may contact the Information Agent toll-free at 866-278-8941 (U.S) or 1-781-575-2137 (international). The procedure for participating in the Exchange Offer is described in the Offer to Exchange/Prospectus and in the Exchange Offer Document.

Q:                             What happens if I take no action to exchange my Nabriva AG Common Shares and/or Nabriva AG ADSs in the Exchange Offer?

A:                             Under Austrian law, if Nabriva Ireland receives tenders into the Exchange Offer in respect of 90% or more of the total issued share capital (Nennkapital) (including shares represented by Nabriva AG ADSs) of Nabriva AG, but less than 100% of the total issued share capital (Nennkapital) (including shares represented by Nabriva AG ADSs) of Nabriva AG, Nabriva Ireland could implement a squeeze-out process in order to compulsorily acquire any untendered shares of Nabriva AG Common Shares and untendered Nabriva AG ADSs.

However, Nabriva Ireland does not expect to undertake the squeeze-out process and cannot give you any assurance that Nabriva Ireland will undertake the squeeze-out process sometime in the future, or that Nabriva Ireland will have the cash to pay the amounts necessary to effectuate that squeeze-out process.

If you do not tender your Nabriva AG Common Shares and/or Nabriva AG ADSs in the Exchange Offer and Nabriva Ireland  does not undertake the squeeze-out process, you may be forced to hold your Nabriva AG Common Shares and/or Nabriva AG ADSs for an indefinite period of time. Consequently, you  may have to hold your illiquid investment indefinitely and may not be able to liquidate your investments or pledge them as collateral for a loan.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains statements that Nabriva Ireland believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. All statements, other than statements of historical facts, contained in this document, including statements regarding the success and consequences of the Exchange Offer and the Redomiciliation Transaction, are forward-looking statements.

These statements relate to future events or to the Nabriva AG’s or Nabriva Ireland’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Nabriva AG’s or the Nabriva Ireland’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words “anticipate”, “assume”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “goal”, “intend”, “may”, “might”, “objective”, “plan”, “potential”, “predict”, “project”, “positioned”, “seek”, “should”, “target”, “will”, “would”, or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations, estimates, forecasts and projections about Nabriva AG’s or the Nabriva Ireland’s business and the industry in which it operates and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. Additional information concerning these and other factors is contained in the filings made by Nabriva AG with the SEC, including in its 2016 Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 24, 2017. All forward-looking statements speak only as of the date of this communication. Neither Nabriva AG nor Nabriva Ireland assume any obligation, and disclaims any obligation, to update the information contained in this communication.